Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Beasley Broadcast Group, Inc. of our report dated February 20, 2018 relating to the consolidated financial statements and schedule, appearing in the Annual Report on Form 10-K of Beasley Broadcast Group, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

June 26, 2018